                         RESTATED REVOLVING CREDIT AGREEMENT

            THIS REVOLVING CREDIT AGREEMENT made as of the   8th   day of May
                                                           -------
1998 by and between IPG HOLDINGS LP, a Delaware limited partnership ("Borrower"), INTERTAPE POLYMER GROUP INC., a corporation organized under the laws of Canada ("Company") and COMERICA BANK, a banking corporation organized under the laws of Michigan, with principal offices at 500 Woodward Avenue, Detroit, Michigan 48226 ("Bank").

                                W I T N E S S E T H :

            WHEREAS, Borrower and Bank are party to a certain Revolving Credit Agreement dated as of December 15, 1997 ("Prior Agreement") pursuant to which Bank established a revolving credit facility for Borrower in the amount of Thirty Three Million Dollars ($33,000,000) and Borrower delivered to Bank a Revolving Credit Note, as evidence thereof, in the face amount of Thirty Three Million Dollars ($33,000,000) ("Prior Note").

            WHEREAS, Borrower and Company have requested Bank to amend the Prior Agreement and Prior Note to among other things, increase the amount of loans and advances available to Borrower;

            WHEREAS, Bank is willing to do so on the terms set forth herein;

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

                                     ARTICLE I

                             REVOLVING CREDIT FACILITY

          1.1 Subject to and upon the terms and conditions herein set forth, the Bank hereby establishes a Revolving Credit Facility in favor of the Borrower ("Revolving Credit") which may be utilized by Borrower by direct advances under
Section 1.2 below and/or for Letters of Credit issued under Section 1.4 hereof, provided however that the aggregate principal amount of advances plus the aggregate face amount of Letters of Credit at any one time outstanding hereunder shall at no time exceed the Commitment Amount.

          1.2 Subject to the provisions of this Agreement, so long as no Event of Default exists, and if no condition exists which, but for the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder, the Borrower may draw upon such Revolving Credit in whole or in part, from time to time, and the amount of any borrowing may be repaid and reborrowed, until the Maturity Date.

          1.3 The indebtedness hereunder shall be due and payable in full on the Maturity Date and interest thereon shall accrue and be paid as provided in the promissory note executed by Borrower as evidence of the Revolving Credit in the form attached as Exhibit "A" (the "Note").

          1.4 The Borrower may request the Bank from time to time to issue, for the Borrower's accounts with third parties, letters of credit (called herein, together with any "Letters of Credit" which were issued by Bank pursuant to the Prior Agreement which remain issued and unexpired as of the Closing Date, the "Letters of Credit"), in each case with expiries not later than the earlier of (x) one year and (y) the Maturity Date. In connection with each such request, Borrower shall execute and deliver to Bank, prior to the requested date of issuance, a letter of credit application and agreement in form satisfactory to Bank.

          1.5 The Borrower shall pay to the Lender (a) a closing fee, on even date herewith, in the amount of Seventy Five Thousand Dollars ($75,000), which fee shall be fully earned as of the date hereof and shall not be refundable in whole or part for any reason, (b) with respect to Letters of Credit generally, the Bank's standard charges in connection with processing, issuance, amendments and drawings on letters of credit, which standard charges are set forth in Exhibit B hereto, (c) with respect to standby Letters of Credit, letter of credit fees payable quarterly in arrears on each the first day of each January, April, July and October, in the amount of one percent (1%) per annum on the face amounts thereof, and (d) with respect to trade Letters of Credit, letter of credit fees, payable upon issuance thereof in the amount of three-eighths percent (3/8%) per annum of the face amount thereof.

                                    ARTICLE II

                                PURPOSE OF THE LOAN

          2.1     The proceeds of the loan to be made hereunder are to be used
(i) in an initial advance to be made on the Closing Date for the purpose of, and in the amount necessary to, repay, by replacement and renewal evidences, indebtedness outstanding under the Prior Note, and (ii) thereafter, for general working capital purposes.

                                    ARTICLE III

                                REPRESENTATIONS AND
                             WARRANTIES OF THE BORROWER

            The Borrower represents and warrants to the Bank that:

          3.1 AUTHORIZATION. The Borrower has the power and authority necessary and has taken all necessary steps in order to be authorized to borrow hereunder and to execute and deliver and perform its obligations under this Agreement and Note in accordance with the terms and conditions thereof and to complete the transactions contemplated herein. This Agreement and the Note have been duly executed and delivered by duly authorized officers of the Borrower and Company and constitute legal, valid and binding obligations of the Borrower and Company, enforceable in accordance with their terms.

          3.2 NO VIOLATION TO RESULT. The execution and delivery of this Agreement and the contemplated hereby:

          (a) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, the limited partnership agreement of the Borrower or any note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which the Borrower is a party or by which the Borrower or any of its properties or assets are bound;

          (b) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration;

          (c) will not result in violation under any law, judgment, decree, order, rule, regulation or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to the Borrower; and

          (d) will not result in the creation or imposition of any lien, possibility of lien, encumbrance, security agreement, equity, option, claim, charge, pledge or restriction in favor of any third person upon any of the properties or assets of the Borrower.

          3.3 NO EXISTING DEFAULTS. To the best knowledge and reasonable belief of the Borrower, there exists no unwaived material default or violation:

          (a) under any of the material terms of any note, debt instrument, security agreement or mortgage or under any other material commitment, contract, agreement, license, lease or other instrument, whether written or oral, to which it is a party or by which it or any of its properties or assets is bound;

          (b) under any law, judgment, decree, order, permit, rule, regulation or other legal requirement or any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise), at law or in equity, and applicable to it or to any of its properties or assets, wherein such default would result in a material adverse effect upon the Borrower, its properties or assets; or

          (c) in the payment of any of its monetary obligations or debts and there exists no condition or event which, after notice or lapse of time or both, would constitute a material default in connection with any of the foregoing.

          3.4 NO ADVERSE CHANGES. From the date of the December 31, 1997 financial statements delivered by Company to Bank pursuant to the Prior
Agreement:

          (a) The Borrower has not sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or the public enemy, flood, volcanic eruption, accident, other calamity or other similar or dissimilar event (whether or not covered by insurance) adversely affecting the business, properties, financial condition or operations of the Borrower taken as a whole;

          (b) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, liabilities or obligations (fixed, contingent, known, unknown or otherwise) of the Borrower which in the aggregate have had or may have a material adverse effect on the business, properties, financial condition or operations of the Borrower taken as a whole, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such adverse effect.

          3.5 FULL DISCLOSURE. The information furnished by the Borrower or by any of its directors, officers, employees, agents, accountants or representatives to the Bank or its counsel pursuant to this Agreement (whether furnished prior to, at, or subsequent to the date hereof), the information contained in the Exhibits and Schedules referred to in this Agreement, and the other information furnished to the Bank by the Borrower or by any of their respective directors, officers, employees, agents, accountants or representatives of the Borrower (pursuant to the request of the Bank or otherwise), does not and will not omit to state any material fact necessary to make all such information not misleading.

          3.6 TAXES. The Borrower has prepared (or caused to be prepared) and properly filed (or caused to be properly filed) with the appropriate federal, state, provincial, municipal or local authorities (within the U.S. or otherwise) all tax returns, information returns and other reports required to be filed and have paid or accrued (or caused to be so paid or accrued) in full all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any taxing authority. The Borrower has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. The Borrower is not a party to any pending action or proceeding, nor is any such action or proceeding threatened, by any governmental authority for the assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Borrower and during the course of any audit currently in process or not completed, no issues have been suggested by any representative of any such governmental authority that, if asserted, would result in a proposed assessment of taxes, interest or penalties, against the Borrower.

          3.7 TITLE TO ASSETS. The Borrower has good and marketable title to its property, free and clear of any and all liens, encumbrances, security agreements, equities, options, claims, charges, pledges, restrictions, encroachments, defects in title and easements except for the matters previously disclosed to the Bank in writing.

          3.8 LITIGATION. Except as set forth in Exhibit 3.8 hereto, there is no litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending or threatened against the Borrower or its property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment which are not properly insured. There are no facts known to the Borrower which, if known to the Borrower, to customers, governmental authorities or other persons, might result in any such litigation, suit, proceeding, action, claim or investigation. Except as set forth in such Exhibit 3.8 hereto, the Borrower is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

          3.9 COMPLIANCE WITH LAWS. To the best of its knowledge and belief, the Borrower has complied with all laws, municipal by-laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business. Without limiting the generality of the foregoing, the Borrower is in full compliance with:

          (a) all laws relating to the protection of human health and safety, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, and all regulations and standards issued thereunder by the Secretary of Labor or the Occupational Safety and Health Administrator or other governmental agency or authority acting at any time thereunder;

          (b) all laws relating to protection of the environment, including, without limitation, the Resource Conservation and Recovery Act ("RCRA") and the Comprehensive Environment Response, Compensation and Liability Act ("CERCLA");

          (c)     all laws administered by the Environmental Protection Agency;

          (d)     all laws relating to equal opportunity; and

          (e) all zoning, building and other laws, ordinances, rules, regulations, plans and directives of government authorities, Boards of Fire Underwriters and other entities having jurisdiction, as well as all private restrictions and covenants (whether or not registered or of record), in each case without reliance on nonconforming use or similar rule.

            The Borrower has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing, except as otherwise disclosed in Exhibit 3.9 hereto.

          3.10 TRUE COPIES All documents furnished or caused to be furnished to the Bank or its counsel by the Borrower or by any of its directors, officers, employees, agents, accountants or representatives are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

                                    ARTICLE IV

                               CONDITIONS OF LENDING

          4.1 The obligation of the Bank to make any advance of the loans hereunder or to issue any Letter of Credit shall be subject to the fulfillment of each of the foregoing conditions:

          (a) PROMISSORY NOTE. The Borrower shall have executed and delivered to the Bank the Note, dated the date hereof, incorporated by reference herein and made part hereof.

          (b) GUARANTEE. Company, shall have executed and delivered to the Bank a Guarantee in respect of the Borrower's obligations hereunder, such Guarantee to be in form and substance satisfactory to the Bank's counsel.

          (c) OFFICER'S CERTIFICATE. The Bank shall have received: (i) the certificate of the General Partner of the Borrower, certifying as to the Borrower's authority in respect of the borrowing by the Borrower hereunder and the issuance of the Note and the offices and specimen signatures of officers of the Borrower executing any documents delivered to the Bank in connection with the Loan; and (ii) the certificate of the secretary of Company certifying as to the Company's authority to execute and deliver this Agreement and the guarantee and showing the officers and specimen signatures of officers of Company executing and delivering such documents.

          (d) OPINIONS. The Bank shall have received opinion letters from the legal counsel for Borrower and Company covering such matters as Bank shall require and in form and content satisfactory to Bank.

                                     ARTICLE V

                                     COVENANTS

          The Borrower and Company covenant and agree that, until any Note together with interest and all its other indebtedness to the Bank under this Agreement are paid in full, unless specifically waived by the Bank in writing:

          5.1 CORPORATE EXISTENCE, ETC. The Company and Borrower will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Section 5.12.

          5.2 INSURANCE. The Company and Borrower will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties in accordance with good business practice.

          5.3 TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS. Without limiting any other obligation of the Borrower and Company hereunder including, without limitation, pursuant to the second sentence of this Section 5.3, the Company and Borrower will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company, Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company and Borrower or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company, Borrower or a Restricted Subsidiary; provided, however, that the Company, Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company, Borrower or such Subsidiary or any material interference with the use thereof by the Company, Borrower or such Subsidiary, and (ii) the Company, Borrower or such Subsidiary shall set aside on its books, reserves adequate in accordance with GAAP. The Company and Borrower will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, profits or condition of the Company and Borrower and its Subsidiaries or would result in any Lien not permitted under Section 5.10.

          5.4 MAINTENANCE, ETC. The Company and Borrower will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          5.5 NATURE OF BUSINESS. The Company, Borrower and each Restricted Subsidiaries will continue to carry on substantially the same type of business currently carried on and activities which are ancillary, incidental or necessary to the ongoing business of the Company, Borrower and the Restricted Subsidiaries as presently conducted.

          5.6 CONSOLIDATED NET WORTH. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $200,000,000.

          5.7 FIXED CHARGES COVERAGE RATIO. The Company will keep and maintain the ratio (determined as of the end of each fiscal quarter of the Company) of Net Income Available for Fixed Charges to Fixed Charges for the immediately preceding period of four consecutive fiscal quarters including the fiscal quarter ending on the calculation date (taken as a single accounting period) at not less than 2.0 to 1.0.

          5.8 LEVERAGE RATIO. The Company will not at any time permit Consolidated Funded Debt to exceed 55% of Consolidated Total Capitalization.

          5.9     ADDITIONAL LIMITATIONS ON DEBT.

          (a) The Company and the Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner become liable in respect of any Debt, except:

                  (1) Funded Debt of the Company, Borrower and Restricted Subsidiaries permitted by Section 5.8;

                  (2) Current Debt of the Company, Borrower or any Restricted Subsidiary, provided that during the twelve-month period immediately preceding the date of any determination hereunder, there shall have been a period of 30 consecutive days during which Current Debt of the Company and its Restricted Subsidiaries shall be an amount no greater than the amount of additional Funded Debt that could have been issued on each such day of said 30-day period within the limitations of Section 5.9(a)(1) above;

                  (3) in addition to the limitations with respect to Debt pursuant to the foregoing paragraphs (1) and (2), in the case of Priority Debt, at the time of issuance of any such Priority Debt and after giving effect thereto and the application of the proceeds thereof, (x) the aggregate principal amount of Priority Debt shall not exceed an amount equal to 20% of Consolidated Net Worth and (y) all such Priority Debt shall have been incurred within the other applicable limitations of this Section 5.9(a); and

                  (4) Debt of a Restricted Subsidiary owing to the Company or to a Wholly-owned Restricted Subsidiary.

          (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.9 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

          5.10 LIMITATION ON LIENS. The Company and Borrower will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
Section 5.3;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

          (e) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Wholly-owned Restricted Subsidiary;

          (f)     Liens on shares of stock of Unrestricted Subsidiaries;

          (g)     Liens existing as of January 1, 1998 and reflected on Exhibit
5.10 hereto.

          (h) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with (and within twelve months of) the acquisition after the Closing Date of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the other applicable limitations of Section 5.8 and
Section 5.9; and

          (i) Liens, in addition to those permitted by Section 5.10(a) through (h) above, securing Debt of the Company or any Restricted Subsidiary (including, without limitation, Liens securing obligations of the Company or any Restricted Subsidiary under any operating lines or short-term or revolving bank facilities); provided that after giving effect to the incurrence of all Debt secured by such Liens (i) the aggregate principal amount of Priority Debt shall not exceed an amount equal to 20% of Consolidated Net Worth and (ii) all such Debt shall have been incurred within the other applicable limitations of Section
5.8 and Section 5.9;

          5.11 RESTRICTED PAYMENTS. The Company and Borrower will not, and will not permit any Restricted Subsidiary to, make any Restricted Investment or Restricted Payment, if, after giving effect thereto, the sum of (i) the aggregate amount of Restricted Payments made during the period from and after January 1, 1998 to and including the date of the making of the Restricted Payment in question, plus (ii) the aggregate amount of all Restricted Investments made by the Company or any Restricted Subsidiary during said period would exceed the sum of (x) $115,000,000 (Canadian) plus (y) 75% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure for any fiscal period within such period, then minus 100% of such deficit) plus (z) an amount equal to the aggregate net cash proceeds received by the Company from the issuance or sale after the Closing Date (other than to the Company or any Subsidiary) of shares of common stock of the Company (such sum described in clauses (x), (y) and (z) being referred to as the "Available Pool").

      In addition to the foregoing restrictions, the Company will not make any Restricted Payments or any Restricted Investment if, at the time thereof or after giving effect thereto, any Default or Event of Default shall exist.

      The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

      For the purposes of this Section 5.11, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

      In valuing any Restricted Investments for the purpose of applying the limitations set forth in this Section 5.11, such Restricted Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

      For purposes of this Section 5.11, at any time when a corporation becomes a Restricted Subsidiary, all Restricted Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

          5.12    MERGERS, CONSOLIDATIONS AND SALES OF ASSETS.

          (a) The Company and Borrower will not, and will not permit any Restricted Subsidiary to, (i) consolidate or amalgamate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.12) of Consolidated Assets; provided, however, that:

                  (1) any Restricted Subsidiary may merge or amalgamate or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

                  (2) the Company may consolidate or amalgamate or merge with any other corporation if (i) (x) in the case of any consolidation or merger, the purchasing, surviving or continuing corporation shall be the Company or (y) in the case of any amalgamation, the Company's existence shall continue with the amalgamation and all obligations hereunder and under the Note shall constitute obligations of the amalgamated entity and (ii) at the time of such amalgamation, consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

                  (3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Restricted Subsidiary.

          (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.12, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

          (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors) and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock of any other Restricted Subsidiary, unless:

                  (1) simultaneously with such sale, transfer, or disposition, all shares of stock of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety; and

                  (2) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

          (d) As used in this Section 5.12, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted

Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the 12-month period ending with the date of such sale, lease or other disposition, exceeds 10% of Consolidated Assets, determined as of the end of the immediately preceding fiscal quarter.

      For the purpose of making any determination of "substantial part," any sale, lease or other dispositions of assets of the Company and its Restricted Subsidiaries shall not be included if and to the extent the net proceeds are segregated from the general accounts of the Company and any Restricted Subsidiary, invested in Cash Equivalents until applied in accordance with clauses (1) or (2) below, and either (1) within one year after such sale, lease or other disposition, are used to acquire Like Assets, or (2) within one year after such sale, lease or disposition, are applied to the optional prepayment of Senior Funded Debt. Any such prepayment applied to the prepayment of the Notes shall be prepaid as and to the extent provided in Section 2.2 hereof.

          5.13 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

          5.14 TERMINATION OF PENSION PLANS. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

          5.15 DESIGNATION OF RESTRICTED SUBSIDIARIES. The Company may designate any Subsidiary a Restricted Subsidiary by giving written notice to Bank that the Board of Directors of the Company has made such designation, provided, however, no Subsidiary may be designated a Restricted Subsidiary unless, at the time of such designation and after giving effect thereto, no Default or Event of Default shall exist. Any such designation shall be irrevocable.

          5.16 REPORTS AND RIGHTS OF INSPECTION. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.17 and concurred in by the independent public accountants referred to in Section 5.17(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) QUARTERLY STATEMENTS. As soon as available and in any event within 75 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                  (1) consolidated balance sheets of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the fiscal year then most recently ended,

                  (2) consolidated statements of earnings and retained earnings of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                  (3) consolidated statements of changes in cash resources of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

          (b) ANNUAL STATEMENTS. As soon as available and in any event within 140 days after the close of each fiscal year of the Company, copies of:

                  (1) consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) as of the close of such fiscal year, and

                  (2) consolidated and consolidating statements of earnings and retained earnings and changes in cash resources of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) for such fiscal year, in each case setting forth in comparative form the consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and with regard to the consolidated figures, accompanied by a report thereon of a firm of independent public accountants of recognized national standing in the United States or Canada selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (and, if different, of the Restricted Group) as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

          (c) AUDIT REPORTS. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary;

          (d) GOVERNMENTAL AND OTHER REPORTS. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or any governmental regulatory body including, but without limitation, the Companies Form 20F and unaudited quarterly reports, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency having jurisdiction over the Company or any of its Subsidiaries;

          (e) ERISA REPORTS. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

          (f) OFFICER'S CERTIFICATES. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.12 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default (including, without limitation, with respect to Section 5.2) and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (g) ACCOUNTANT'S CERTIFICATES. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (h) UNRESTRICTED SUBSIDIARIES. Within the respective periods provided in paragraphs (a) and (b) above, financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis);

          (i) FORECASTS AND BUDGET. Within sixty (60) days following the end of each fiscal year of Company, the Consolidated pre-tax operating forecast and Consolidated capital expenditures budget of Company; and

          (j) REQUESTED INFORMATION. With reasonable promptness, such other data and information as you or any such holder may reasonably request.

Without limiting the foregoing, the Company will permit Bank, to visit and inspect, any of the properties of the Company, Borrower and any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

          5.17 FURTHER ASSURANCE. The Borrower shall, at its cost and expense, upon request of the Bank, duly execute and deliver to the Bank such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Bank to carry out more effectually the provisions and purposes of this Agreements.

          5.18 PERFORMANCE OF OBLIGATIONS. The Borrower shall perform all obligations in accordance with usual and customary business terms, except to the extent that the non-fulfillment of same would not reasonably be expected to result in a Material Adverse Change, considered on a Consolidated basis, and except where the same are being contested in good faith, if the outcome of such contestation, if decided adversely to the Company or the Restricted Subsidiaries, would not reasonably be expected to result in a Material Adverse Change, considered on a Consolidated basis. Notwithstanding the foregoing contained in this Section it shall punctually pay all amounts due or to become due under this Agreement.

                                     ARTICLE VI

                               DEFAULTS AND REMEDIES

          6.1 EVENTS OF DEFAULT. If any of the "Events of Default" (as defined in the Note) shall occur, then and in any such event, and at any time thereafter, if such or any other Event of Default shall then be continuing, the Bank may, at its option, declare the Notes to be due and payable, whereupon the maturity of the then unpaid balance of the Note shall be accelerated and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, provided, however, upon the occurrence of an Event of Default of the type described in clause

(d) of the definition of Events of Default in the Note, the Bank's commitment to lend shall automatically terminate and all of the principal, interest and other amounts payable hereunder, hereunder and under the Note and in connection with any outstanding Letter of Credit shall be automatically due and payable without notice or demand. In addition to the foregoing, upon any demand therefore made by Bank during the existence of any Event of Default, Borrower and Company hereby agree to deposit and pledge to bank, cash collateral in an amount not less than the aggregate face amount of all Letters of Credit which are outstanding as of the date of such demand.

          6.2 SUITS FOR ENFORCEMENT. In case any one or more Events of Default shall occur and be continuing, the Bank may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement, or other provision contained herein, in the Note or in any document or instrument delivered in connection with or pursuant to this Agreement, or to enforce the payment of the Note and Borrower's and Company's other obligations hereunder or any other legal or equitable right or remedy. The Borrower and Company expressly agree:

                  (i) That the Courts of the State of Michigan and the United States District Court for the Eastern District of Michigan, shall be the exclusive forums for the adjudication of any enforcement action or dispute arising under this Agreement and/or the Notes.

                  (ii) That it is subject to the personal jurisdiction of the Courts of the State of Michigan in connection with any enforcement action or dispute arising under this agreement.

                  (iii) That service of any summons and complaint made by certified mail to the then address of the Borrower with copies to the Borrower's counsel, shall be deemed good and sufficient service.

          6.3 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon the Bank is intended to be exclusive of any other right or remedy contained herein, in the Note or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

          6.4 RIGHTS AND REMEDIES NOT WAIVED. No course of dealing between the Borrower and the Bank or any failure or delay on the part of the Bank in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Bank and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

                                    ARTICLE VII

                                    DEFINITIONS

          7.1 The following words and expressions, when used in this Agreement, unless the contrary is stipulated, have the following meaning:

                  "AFFILIATE" means any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,
(ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise;

                  "CAPITALIZED LEASE" shall mean any lease (i) the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP or (ii) for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

                  "CAPITALIZED RENTALS" of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

                  "CASH EQUIVALENTS" means, as of the date of any determination thereof, Investments of the type described in clauses (ii), (iii) and (iv) of the definition of the term "Restricted Investments".

                  "CLOSING DATE" shall mean the date on which the conditions described in Section 4.1 hereof are satisfied.

                  "COMMITMENT AMOUNT" means Fifty Million Dollars ($50,000,000).

                  "CONSOLIDATED" means produced by aggregating the relevant financial statements or accounts of the Subsidiaries (or other Persons which, in accordance with GAAP, are to be included in such computation) of a Person on a line-by-line basis (i.e.: adding together corresponding items of assets, liabilities, revenues and expenses) with the relevant financial statements or accounts of such Person, eliminating inter-company balances and transactions and providing for any Minority Interests, all as determined in accordance with GAAP; for greater certainty, the Consolidated ratios contemplated by Section 5.14 with respect to the Company shall include its Restricted Subsidiaries as well as all Unrestricted Subsidiaries the Debt of which is guaranteed by the Company;

                  "CONSOLIDATED" when used as a prefix to any item shall mean the aggregate amount of all such item of the Company and its Restricted Subsidiaries on a consolidated basis eliminating intercompany items in accordance with GAAP.

                  "CONSOLIDATED ASSETS" shall mean, as of the date of any determination thereof, consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP (excluding, in any event, assets or equity attributable to Unrestricted Subsidiaries).

                  "CONSOLIDATED CURRENT LIABILITIES" shall mean as of the date of any determination thereof such liabilities of the Company and its Restricted Subsidiaries on a consolidated basis as shall be determined in accordance with GAAP to constitute current liabilities (excluding, in any event, liabilities attributable to Unrestricted Subsidiaries).

                  "CONSOLIDATED NET INCOME" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                  (a) any gains or losses (i) on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses or (ii) attributable to any non-recurring or extraordinary items including, without limitation, any discontinuance of operations;

                  (b)   the proceeds of any life insurance policy;

                  (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

                  (d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

                  (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

                  (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

                  (g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

                  (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

                  (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

                  (j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

                  (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

                  "CONSOLIDATED NET WORTH" shall mean, as of the date of any determination thereof, the consolidated total shareholders equity of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.

                  "CONSOLIDATED TOTAL CAPITALIZATION" shall mean, as of the date of any determination thereof, the sum of (i) the aggregate principal amount of Consolidated Funded Debt then outstanding plus (ii) Consolidated Net Worth.

                  "CURRENT DEBT" of any Person shall mean as of the date of any determination thereof all Debt of such Person other than Funded Debt of such Person.

                  "DEBT" of any Person shall mean, as of the date of any determination thereof (without duplication):

                  (i) all Indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of Indebtedness of such Person;

                  (ii) obligations secured by any Lien upon property owned by such Person or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under any such arrangement in the event of default are limited to repossession or sale of property including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable, but, in all events, excluding trade payables and accrued expenses constituting Consolidated Current
      Liabilities:

                  (iii) Capitalized Rentals;

                  (iv) reimbursement obligations in respect of credit enhancement instruments including letters of credit (excluding, however, short-term letters of credit and surety bonds issued in commercial transactions in the ordinary course of business); and

                  (v) (without duplication of any of the foregoing) Guaranties of obligations of others of the character referred to hereinabove in this definition.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                  "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

                  "EVENT OF DEFAULT" shall have the meaning given it in the Note.

                  "FIXED CHARGES" for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries, and
(ii) all Interest Charges on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Company and its Restricted Subsidiaries.

                  "FUNDED DEBT" of any Person shall mean all Debt of such Person having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods of one or more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP.

                  "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means the generally accepted accounting principles acknowledged by the Canadian Institute of Chartered Accountants and published in the Canadian Institute of Chartered Accountants' Handbook;

                  "GUARANTIES" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

                  "INDEBTEDNESS" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

                  "INTEREST CHARGES" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

                  "INTERTAPE POLYMER CORP." shall mean Intertape Polymer Corp., a Virginia corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Intertape Polymer Corp.

                  "INVESTMENTS" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

                  "LIEN" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, Capitalized Lease, conditional sale or trust receipt or a lease in which such Person is lessor, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized

Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

                  "LIKE ASSETS" shall mean, as of the date of any determination thereof, capital assets, used or to be used by the Company or any Restricted Subsidiary in the lines of business in which the Company or such Restricted Subsidiary is engaged as of the Closing Date or in businesses reasonably related thereto.

                  "LONG-TERM LEASE" shall mean any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

                  "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, liabilities, financial position, operating results or business prospects of the Company or any of the Restricted Subsidiaries, or in the ability of the Borrower or the Company to perform any of its obligations under this Agreement or under the Guarantee;

                  "MATURITY DATE" means April 1, 2000.

                  "MATERIAL DEBT" shall mean any Debt which has or relates to, in the aggregate, an unpaid principal amount (or aggregate liability) of more than U.S. $15,000,000 or an equivalent amount of money in any other currency.

                  "MINORITY INTERESTS" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

                  "MULTIEMPLOYER PLAN" shall have the same meaning as in ERISA.

                  "NET INCOME AVAILABLE FOR FIXED CHARGES" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, (iii) Fixed Charges of the Company and its Restricted Subsidiaries during such period and (iv) all amortization expenses.

                  "NOTE AGREEMENT" means the agreements entered into by the Company dated as of January 1, 1996, with respect to the issuance and sale of three series of senior notes in an aggregate principal amount of US $33,000,000;

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "PERSON" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                  "PLAN" means a "PENSION PLAN," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

                  "PRIORITY DEBT" shall mean [need current version of this definition from New Note Agreement.

                  "RENTALS" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

                  "REPORTABLE EVENT" shall have the same meaning as in ERISA.

                  "RESPONSIBLE OFFICER" shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

                  "RESTRICTED GROUP" shall mean, as of the date of determination thereof, the Company and its Restricted Subsidiaries.

                  "RESTRICTED INVESTMENTS" shall mean all Investments, other than:

            (a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including, without limitation, Investments
      (i) directly out of the cash proceeds to the Company of the concurrent sale of shares of capital stock of the Company or (ii) pursuant to a direct share exchange offer by the Company, and including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

            (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded a rating of at least A-2 by Standard & Poor's Corporation or at least Prime-2 by Moody's Investors Service, Inc.;

            (c) Investments in (i) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America or (ii) direct obligations of Canada or any agency or instrumentality of Canada, the payment or guarantee of which constitutes a full faith and credit obligation of Canada, in either case, maturing in twelve months or less from the date of acquisition thereof;

            (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States, any state thereof or Canada or any province thereof, having capital, surplus and undivided profits aggregating at least U.S. $100,000,000 (or its equivalent in Canadian currency) and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated A- or better by Standard & Poor's Corporation or A3 or better by Moody's Investors Service, Inc. or Investments in Eurodollar Certificates of deposit maturing within one year after the acquisition thereof and issued by a bank in western Europe or England having capital, surplus and undivided profits of at least U.S. $1,000,000,000 (or its equivalent in such country's local currency); and

            (e) loans or advances (including, without limitation, loans or advances to employees of the Company for the purchase by such employee of shares of stock of the Company by such employee) in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary provided that the aggregate amount of all such loans or advances shall at no time exceed U.S. $1,000,000.

                  "RESTRICTED PAYMENTS" shall mean, for any period,

            (i) the declaration or payment, directly or indirectly, of any dividend either in cash or property, on any shares of capital stock of the Company or any Restricted Subsidiary;

            (ii) the purchase, redemption or retirement, directly or indirectly, of any shares of capital stock of any class or of any warrants, rights or options to purchase or acquire any shares of capital stock of the Company or any Restricted Subsidiary; and

            (iii) any payment or distribution, directly or indirectly, by the Company or a Restricted Subsidiary in respect of its capital stock;

provided, however, that "Restricted Payments" shall not include any such dividends, purchases, redemptions, retirements or other distribution by a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary.

                  "RESTRICTED SUBSIDIARY" shall mean and include Intertape Polymer Corp., Polymer International Corp., Intertape Polymer Inc., any other Subsidiary so described in

Exhibit ________ hereto and any other Subsidiary (i) which is organized under the laws of the United States, Puerto Rico, Canada or any Qualifying EU Jurisdiction or any jurisdiction thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States, Puerto Rico, Canada or any Qualifying EU Jurisdiction; (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned by the Company or any Wholly-owned Restricted Subsidiary, and (iv) which has been designated by the Board of Directors of the Company as a Restricted Subsidiary in accordance with Section 5.16.

                  "SECURITY" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                  "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

                  "SENIOR FUNDED DEBT" shall mean Consolidated Funded Debt, other than Subordinated Funded Debt.

                  "UNRESTRICTED SUBSIDIARY" shall mean any Subsidiary which is not a Restricted Subsidiary.

                  "VOTING STOCK" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                  "WHOLLY-OWNED" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Company and/or one or more of its Wholly-owned Restricted Subsidiaries.

                                    ARTICLE VIII

                                   MISCELLANEOUS

          8.1 NOTICE AND COMMUNICATIONS. All communications and notices provided for the parties hereunder shall be in writing and mailed by certified mail, return receipt requested or delivered to:

          (a)     The Borrower:           IPG Holdings LP
                  and the Company:        c/o Intertape Polymer Group Inc.
                                          Intertape Polymer Group Inc.
                                          110E Montee de Liesse
                                          St. Laurent, Quebec  H4T 1N4
                                          Canada

          (b)     The Bank:               Comerica Bank
                                          500 Woodward Avenue
                                          Detroit, MI  48226
                                          Attn: Darlene Persons
                                                International Banking

or to such other address as shall be designated by the parties in a written notice to the other, complying as to delivery with the terms of this Agreement.

          8.2 INCONSISTENCY. Whenever the provisions of the Note are inconsistent with any of the provisions of the Agreement herein, the provisions of the Note shall be deemed to control.

          8.3 EXPENSES. The Borrower agrees to pay all costs, expenses as well as any and all stamp and other taxes payable or determined to be payable in connection with the preparation, execution and delivery of this Agreement, the Note and related documents (collectively, the "Documents"), including reasonable attorney's fees and disbursements.

          8.4 CONSTRUCTION. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted principles of good accounting practice and consistently applied.

          8.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Bank.

          8.6 HEADINGS. Article headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

          8.7 LAW GOVERNING AGREEMENT. The validity, performance, interpretation and other incidents of this Agreement shall be governed by the internal laws of the State of Michigan.

          8.8 MODIFICATIONS. This Agreement may not be modified in any way without a writing duly executed by both parties hereto.

            IN WITNESS WHEREOF, the undersigned has hereunto set his hand and with respect to the Borrower, its seal the day and year first above written, intending and declaring this to be a duly sealed instrument.

                                    IPG HOLDINGS  LP
                                    By:  Intertape Polymer Inc.
                                    Its General Partner

                                    By:       /s/ Andrew M. Archibald
                                        --------------------------------------
                                    Name:       Andrew M. Archibald
                                    Title:              CFO

                                    COMERICA BANK

                                    By:           /s/ Darlene Persons
                                        --------------------------------------
                                    Name:            Darlene Persons
                                    Title:           Vice President

                                    INTERTAPE POLYMER GROUP INC.

                                    By:       /s/ Andrew M. Archibald
                                        --------------------------------------
                                    Name:       Andrew M. Archibald
                                    Title:              CFO

                   EXHIBIT "A" TO LOAN AGREEMENT
                     EURODOLLAR REVOLVING NOTE

                                                       TAX I.D. NO. 59-3479359

$50,000,000                                            Detroit, Michigan
                                                       May_____, 1998

     On or before the Maturity Date, FOR VALUE RECEIVED, the undersigned, IPG HOLDINGS LP, a Delaware limited partnership (herein called "Borrower"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), in lawful currency of the United States of America at the main office of Bank, FIFTY MILLION DOLLARS ($50,000,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

     This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (or refunds or conversions of existing Advances) in the event that and so long as any Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

     Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate, as elected by Borrower, or as otherwise determined under this Note.

     Interest on the unpaid balance of each outstanding Prime-based Advance shall be payable monthly, commencing on June 1, 1998, and on the first Business Day of each succeeding month thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Prime-based Rate as a result of any change in the Prime-based Rate on the date of each such change.

     Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto; provided, however, in the event that the Interest Period applicable to any such Eurodollar-based Advance is more than three (3) months, interest on such Eurodollar-based Advance shall also be payable at intervals of three (3) months from the date of such Advance. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

     From and after the occurrence of any Event of Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, and so long as any such Event of Default or such condition or event remains unremedied or uncured thereafter, the indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand.

     The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank the amount of any Advances, all accrued and unpaid interest thereon, and all other amounts payable by Borrower to Bank under or pursuant to this Note.

     The Borrower may request an Advance hereunder, including the refunding or conversion of an outstanding Advance, upon the delivery to Bank of a Request for Advance executed by an authorized representative of Borrower, subject to the following:

     (a) no Event of Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing under this Note;

     (b) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "A";

     (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan time) three (3) Business Days prior to the proposed date of Advance in the case of Eurodollar-based Advances, and by 11:00 a.m. (Detroit, Michigan time) on the proposed date of Advance in the case of Prime-based Advances;

     (d) the principal amount of each Eurodollar-based Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period shall be at least Five Hundred Thousand Dollars ($500,000), and if greater, in integral multiples of One Hundred Thousand Dollars ($100,000);

     (e) the proposed date of any refunding or conversion of any outstanding Eurodollar-based Advance shall only be on the last day of the Interest Period applicable thereto;

     (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

     If, as to any outstanding Eurodollar-based Advance, Bank shall not receive a timely Request for Advance in accordance with the foregoing requesting the refunding of such Advance as a Eurodollar-based Advance, the principal amount of such Advance which is not then repaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto, subject in all respects to the terms and conditions of this Note. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank's rights or remedies under this Note upon the occurrence of any Event of Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

     Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Note at any time. Borrower may prepay all or part of any Eurodollar-based Advance on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment shall be at least One Hundred Thousand Dollars ($100,000), or, if greater, in integral multiples thereof, the aggregate balance of Eurodollar-based Advances outstanding after such prepayment shall be at least One Hundred Thousand Dollars ($100,000), and the unpaid portion of such Eurodollar-based Advance which is refunded or converted shall be subject to the limitations set forth in this Note. Any prepayment made in accordance with this paragraph shall be without premium or penalty. Any other prepayment shall be otherwise restricted by and subject to the terms of this Note.

     Subject to the definition of an "Interest Period" hereunder, in the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

     All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Borrower hereby authorizes Bank to charge any account of Borrower with Bank for all sums due hereunder when due in accordance with the terms hereof.

     If Borrower makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow any Eurodollar-based Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, Borrower shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Eurodollar-based Advance on the books of such Eurodollar Lending Office.

     If, with respect to any Interest Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such Interest
Period, or (b) if the rate of interest referred to in the definition of "Eurodollar-based Rate" upon the basis of which the rate of interest for a Eurodollar-based Advance is to be determined does not accurately or fairly cover or reflect the cost to Bank of making or maintaining a Eurodollar-based Advance hereunder, then Bank shall forthwith give notice thereof to the Borrower. Thereafter, until Bank notifies Borrower that such circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

     If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance.

     If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

     (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to this Note or any Advance hereunder or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance under this Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen
(15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. The Bank shall use reasonable efforts to advise Borrower of any event described in this paragraph within a reasonable time. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by the Bank to the Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error in computation.

     In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank), and the Bank determines that the amount of such capital or any reserve requirements (including any marginal, special, supplemental or emergency reserve requirements imposed with respect to any category of extensions of credit or assets which include "Eurocurrency Liabilities" as defined in Regulation D of the Federal Reserve System) to which Bank or its Eurodollar Lending Office is increased by or based upon the existence of any obligations of the Bank hereunder or the making or maintaining any Advances hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations or the making or maintaining such Advances hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to the making or maintaining any Advances hereunder.
A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

     Upon the occurrence and during the continuance of any Event of Default, Bank may at any time and from time to time, without notice to the Borrower (any requirement for such notice being expressly waived by the Borrower), set off and apply against any and all of the indebtedness of Borrower to Bank any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of Bank, irrespective of whether or not Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have.

     Upon the occurrence of any Event of Default, Bank may declare this Note due forthwith and collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Indiana Uniform Commercial Code or other applicable law (including public or private sale) and after deducting expenses (including reasonable attorneys' fees and expenses), Bank may apply the proceeds and any deposits or credits in part or full payment of any of said liabilities, whether due or not, in any manner or order Bank elects.

     For the purposes of this Note, the following terms have the following meanings:

     "Advance" means a borrowing requested by Borrower and made by Bank under this Note, including any refunding or conversions of such borrowing, and shall include a Eurodollar-based Advance and a Prime-based Advance.

     "Applicable Interest Rate" means the Eurodollar-based Rate or the Prime-based Rate, as selected by Borrower from time to time subject to the terms and conditions of this Note.

     "Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan.

     "Eurodollar-based Advance" means an Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" means a per annum interest rate which is equal to the sum of one percent (1%), plus the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) two (2) Business Days prior to the first day of such Interest Period.

     "Eurodollar Lending Office" means Bank's office located in the Grand Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

     "Event of Default" means the occurrence of any one of the following:

     (a) Borrower shall fail to pay the principal or interest under any Advance or shall fail to pay any other amount owing by Borrower to Bank, whether under this Note or otherwise, when due in accordance with the terms hereof or thereof;

     (b) any representation, warranty, certification or statement made or deemed to have been made by Borrower herein or in any certificate, financial statement or other document or agreement delivered to Bank pursuant hereto shall prove to be untrue in any material respect;

     (c) Borrower or Company shall fail to observe or perform any condition, covenant or agreement of Borrower or Company set forth in the Loan Agreement or any other loan or security agreement or other agreement with Bank, other than as provided in subparagraph (a) above, and Borrower or Company shall fail to cure such failure within any grace or cure period provided with respect thereto;

     (d) Borrower or Company shall make any assignment for the benefit of creditors, or there shall be commenced any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings by or against Borrower or Company, or the entry of any judgment, levy, attachment, garnishment or other process, or the filing of any lien against the Borrower or Company, which proceeding, if involuntary, judgment, levy, attachment, garnishment or other process shall not be discharged, dismissed, vacated or otherwise stayed by the Borrower or Company within forty-five (45) days after the commencement or filing thereof, as applicable;

     (e) Borrower or Company shall have defaulted in the payment when due and payable (whether at maturity, by reason of acceleration or otherwise), after the expiration of any applicable cure period, of the principal of or interest on any indebtedness for borrowed money, or the maturity of any such indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract, agreement or instrument providing for the creation of or concerning or otherwise governing or evidencing such indebtedness, or any event or condition shall have occurred and be continuing which, with the giving of notice or the passage of time, or both, would permit any holder or holders of such indebtedness, any trustee or agent acting on behalf of such holder or holders, or any other person, to accelerate the maturity of such indebtedness.

     "Interest Period" means a period of 1, 2, 3 or 6 months; as selected by Borrower pursuant to the terms of this Note, commencing on the day a Eurodollar-based Advance is made, provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and

     (b) no Interest Period shall extend beyond the maturity date of this Note.

     "Loan Agreement" shall mean that certain Restated Revolving Credit Agreement of even date herewith among Borrower and Bank.

     "Maturity Date" has the meaning given it in the Loan Agreement.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime Rate" means the per annum interest rate established by Bank at its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

     "Prime-based Rate" shall mean a per annum interest rate which is equal to the greater of (i) the Prime Rate; or (ii) the rate of interest equal to the sum of (a) one percent (1%) and (b) the rate of interest equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers (the "Overnight Rates"), as published by the Federal Reserve Bank of New York, or, if the overnight Rates are not so published for any day, the average of the quotations for the Overnight Rates received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time. Effect shall be given to any change in the Prime-based Rate as a result of any change in the Prime Rate or Overnight Rates on the date of any such change in the Prime Rate or Overnight Rates, as applicable.

     "Request for Advance" means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit "A".

     Borrower agrees to make all payments to Bank of any and all amounts due and owing by Borrower to Bank hereunder, including, without limitation, the payment of principal and interest on any Advance, on the date provided for such payment, in United States Dollars in immediately available funds at any the office of Bank located in the State of Michigan, or such other address as Bank may notify Borrower in writing.

     No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

     This Note had been deemed to have been delivered in Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     This Note constitutes replacement and renewal evidence of Borrower's indebtedness to Bank previously evidenced by a certain $33,000,000 Revolving Note made by Borrower to Bank as of December 15, 1997.

     BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND INVOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.

     THE BORROWER ACKNOWLEDGES THAT ANY APPROVAL OR EXTENSION OF CREDIT PURSUANT TO THIS NOTE IS EXTENDED BY THE BANK FROM ITS PRINCIPAL OFFICE IN DETROIT, MICHIGAN.


                                       IPG HOLDINGS LP
                                       By Intertape Polymer, Inc.
                                       Its General Partner


                                       By:
                                            -----------------------------------


                                       Its:
                                            -----------------------------------

                             EXHIBIT "A"
                         REQUEST FOR ADVANCE

     The undersigned hereby requests COMERICA BANK ("Bank") to make a(an) ___________________________* Advance to the undersigned on ___________________,
____, in the amount of ________________________________ Dollars ($______) under the Promissory Note dated as of April ___, 1998, issued by the undersigned to said Bank in the face amount of Fifty Million Dollars ($50,000,000) (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be __________________________**. The last day of the Interest Period for the amount being converted or refunded hereunder, if applicable, is _________________________, 19___.

     The undersigned certified that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will pay such excess amount on demand.

     The undersigned hereby authorized said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

     Dated this ______ day of ____________________________, ________.


                                        IPG HOLDINGS LP
                                        By Intertape Polymer, Inc.
                                        Its General Partner


                                        By: ___________________________________

                                        Its: __________________________________

---------------------

*   Insert Eurodollar-based or Prime-based Advance.

**  Insert one 1, 2, 3 or 6 months.

                                  EXHIBIT 3.8

                                   LITIGATION




                                    - NONE -

                           EXHIBIT 5.10 - DEBT & LIENS

1. Debt (including any collateral therefor) of the Company and its Restricted Subsidiaries outstanding on Closing Date is as follows:


                                                          AMOUNT OUTSTANDING
INTERTAPE POLYMER GROUP INC.                          (AS OF DECEMBER 31, 1995)


  Guaranty of $12,000,000. for a line of
  credit for Intertape Polymer Inc.                            480,000 Cdn $

  Guaranty of obligations under capital leases              6,752,861 U.S. $

  Guaranty of a $7,000,000. line of credit for
  Intertape Polymer Corp.                                           0 U.S. $

  Guaranty of a $3,000,000. line of credit for
  Polymer International Corp.                                       0 U.S. $

INTERTAPE POLYMER INC.

  Line of Credit
  National Bank of Canada                                      480,000 Cdn $

INTERTAPE POLYMER CORP.

  Obligations under capital leases
    American National Bank                                   2,148,983 US$
    American National Bank                                   3,215,830 US$
    Creditanstalt American Corporation                       1,388,048 US$

  Line of Credit
  National Canada Finance Corp.                                      0 US$

POLYMER INTERNATIONAL CORP.

  Line of Credit
  First National Bank of Lafayette                                    0 US$

                                      A-3
                                (to Exhibit B)

2. Long-Term Leases of the Company and its Restricted Subsidiaries outstanding on December 31, 1995 are as follows:


   LOCATION                          USE                    AREA           TITLE

Crowely, Louisiana        Manufacturing, warehouse and     175,000     Leased to October
                          corporate offices                sq. ft.     1995 with option to
                                                                       renew until October
                                                                       1998

St. Laurent, Quebec       Warehouse and corporate offices   43,000     Leased to March
                                                            sq. ft.    1999


     The Company leases six sales offices, of approximately 100 to 450 square feet of space each, pursuant to leases expiring on various dates through December 1996. A subsidiary leases an office of approximately 3,700 square feet for its soft drink transport and display case operations in Tampa, Florida.

3. Capitalized Leases of the Company and its Restricted Subsidiaries outstanding on December 31, 1995 are as follows:


   LOCATION                          USE                    AREA           TITLE

Danville, Virginia        Manufacturing                    275,000     Capital lease to
                                                           sq. ft.     August 2007 with
                                                                       option to purchase
                                                                       for nominal amount

                                      A-4
                                (to Exhibit B)